Exhibit 10.63


                        ASSIGNMENT AND ACCEPTANCE

      FOR VALUE RECEIVED, the receipt and sufficiency of which is hereby acknowledged, Heartland Technology, Inc., a Delaware corporation ("Assignor"), hereby assigns, transfers and conveys to HTI Class B, LLC, a Delaware limited liability company ("Assignee") (i) any and all of Assignor's right, title and interest in, to and under the Class B limited partnership interest owned or held by Assignor in Heartland Partners, L.P.; and both of the parties hereby further agree and acknowledge that from and after the date hereof, Assignor holds such interest solely as nominee for the benefit of and in the name of Assignee.

      Both of the parties hereto further agree to use all reasonable efforts to:

      (a) take or cause to be taken all actions, and to do or cause to be done all things reasonably necessary, proper or advisable under applicable law and agreements to otherwise to consummate and make effective the transactions contemplated hereby, including without limitation using commercially reasonable efforts to obtain any
            consents  and  approvals  from,   enter  into  any
            amendatory agreements with and make any applications, registrations or filings with, any third person or any governmental authority necessary or desirable in order to consummate the assignment contemplated hereby or to carry out the purposes of this Assignment and Acceptance; and

      (b) execute and deliver such further instruments and documents and take such other actions as the other party may reasonably request in order to consummate the assignment contemplated hereby and effectuate the purposes of this Assignment and Acceptance.

Dated as of:      February 24, 2000

                                    HEARTLAND TECHNOLOGY, INC.

                                    _______________________________
                                    Its:  President

THE FOREGOING ASSIGNMENT IS HEREBY ACKNOWLEDGED AND ACCEPTED AS OF THE DATE SET FORTH ABOVE.

HTI CLASS B, LLC

By:_________________________________
Title:_________________________________